SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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EQUITY ONE, INC.

1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 30, 2003

To our stockholders:

      You are cordially invited to attend the 2003 annual meeting of the stockholders of Equity One, Inc. which will be held at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154, on May 30, 2003 at 10:00 a.m., local time. At the meeting, stockholders will vote on the following matters:

1.	The election of three directors to hold office until our 2006 annual meeting of stockholders; and

2.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

      If you own shares of our common stock as of the close of business on April 30, 2003, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By Order of the Board of Directors

Chaim Katzman
Chairman of the Board
Chief Executive Officer

North Miami Beach, Florida

May 5, 2003

2003 ANNUAL MEETING

OF
STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

       Our board of directors is soliciting proxies from the holders of our common stock to be voted at our 2003 annual meeting of stockholders to be held at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154, on May 30, 2003 at 10:00 a.m., local time, or at any adjournments or postponements of the meeting. We are sending this proxy statement in connection with the proxy solicitation.

      We are first mailing this proxy statement and the enclosed form of proxy on or about May 5, 2003. You should review the information provided herein in conjunction with our 2002 annual report, which accompanies this proxy statement. Our principal executive office is located at 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, and our telephone number is (305) 947-1664.

INFORMATION CONCERNING THE PROXY

      The enclosed proxy is solicited on behalf of our board of directors. The giving of a proxy does not preclude your right to vote in person should you so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to exercising it, either in person at the annual meeting or by filing with our secretary at our headquarters a written revocation or duly executed proxy bearing a later date. No such revocation will be effective until we receive written notice of the revocation at or prior to the annual meeting.

      We will bear the cost of preparing, assembling and mailing this proxy statement, the notice of annual meeting of stockholders and the enclosed proxy. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will not receive compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse them for their expenses in this process.

PURPOSES OF THE MEETING

      At the annual meeting, our stockholders will consider and vote upon the following matters:

1. The election of three directors to hold office until our 2006 annual meeting of stockholders; and

2. Such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

      Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation and which have not been revoked in accordance with the procedures set forth above will be voted “FOR” matter 1 above. In the event a stockholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made. The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Who Can Vote

      Only stockholders of record at the close of business on April 30, 2003 will be entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. On that date, there were approximately 59,899,878 shares of our common stock issued and outstanding, all of which are entitled to be voted at the annual meeting.

General Information on Voting

      Each share of our common stock is entitled to one vote on each matter submitted to stockholders for approval at the annual meeting. Our stockholders do not have the right to cumulate their votes for directors.

      In order for business to be conducted, a quorum must be represented at the meeting. A quorum consists of a majority of the shares entitled to vote. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of April 30, 2003. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

      Prior to the annual meeting, we will select one or more inspectors of election for the meeting. The inspectors will determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results of the vote.

      The election of the director nominees must be approved by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the annual meeting. All other action by our stockholders must be approved by the affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions are treated as present and entitled to vote, but are not counted as votes cast “for” or “against” any matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted.

SECURITY OWNERSHIP

      The table below sets forth, as of March 31, 2003, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table below who is employed with us as of March 31, 2003; and

•	all of our directors and executive officers as a group.

      Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

      The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 59,848,878 shares of common stock outstanding as of March 31, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2003 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Amount and Nature of Beneficial	Percentage of Outstanding
Name and Address of Beneficial Owner	Ownership	Shares Owned

Chaim Katzman(1)	27,389,960	45.76%
Gazit-Globe (1982) Ltd.(2)	26,321,488	43.98%
M.G.N. (USA), Inc.(3)	12,985,584	21.70%
First Capital Realty Inc.(4)	12,180,438	20.35%
Silver Maple (2001), Inc.	6,793,581	11.35%
Ficus, Inc.	5,386,857	9.00%
Nathan Hetz(5)	5,107,444	8.53%
Alony Hetz Properties & Investments, Ltd.	5,099,444	8.52%
MGN America, Inc.	4,284,820	7.16%
Gazit (1995), Inc.	3,612,405	6.04%
Doron Valero(6)	757,355	1.27%
Howard M. Sipzner(7)	214,074	*
Alan Merkur(8)	129,900	*
Noam Ben-Ozer(9)	33,502	*
Shaiy Pilpel(10)	33,500	*
Robert L. Cooney(11)	31,300	*
Barbara Miller	27,304	*
Patrick L. Flinn(12)	16,400	*
Peter Linneman	8,000	*
Dori Segal	8,000	*
All executive officers and directors of Equity One as a group (12 persons)(13)	33,756,740	56.40%

*	Represents ownership of less than 1.0%

(1)	Includes (i) 26,321,488 shares of common stock beneficially owned by Gazit-Globe (1982), Ltd., which Mr. Katzman may be deemed to control, (ii) 170,000 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable, and (iii) 65,450 shares of common stock for which either Mr. Katzman or his wife is custodian for his minor children.

(2)	Includes (i) 12,985,584 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 12,180,438 shares of common stock beneficially owned by First Capital Realty Inc., both of which are controlled by Gazit-Globe (1982), Ltd.

(3)	Includes (i) 4,284,820 shares of common stock owned by MGN America, Inc. and (ii) 3,612,405 shares of common stock owned by Gazit (1995), Inc., both of which is a wholly-owned subsidiary of M.G.N. (USA), Inc.

(4)	Includes (i) 6,793,581 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are indirect, wholly-owned subsidiaries of First Capital Realty Inc.

(5)	Includes 5,099,444 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control.

(6)	Includes 123,000 shares of common stock issuable to Mr. Valero upon the exercise of options which are currently exercisable.

(7)	Includes 43,750 shares of common stock issuable to Mr. Sipzner upon the exercise of options which are currently exercisable.

(8)	Includes 43,750 shares of common stock issuable to Mr. Merkur upon the exercise of options which are exercisable within 60 days after March 31, 2003.

(9)	Includes 25,500 shares of common stock issuable to Mr. Ben-Ozer upon the exercise of options which are currently exercisable.

(10)	Includes 25,500 shares of common stock issuable to Mr. Pilpel upon the exercise of options which are currently exercisable.

(11)	Includes 19,000 shares of common stock issuable to Mr. Cooney upon the exercise of options which are currently exercisable.

(12)	Includes 13,500 shares of common stock issuable to Mr. Flinn upon the exercise of options which are currently exercisable or exercisable within 60 days after March 31, 2003.

(13)	See footnotes (1) through (12) above.

      Several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe (1982), Ltd., Silver Maple (2001), Inc. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks. In the aggregate, these stockholders have pledged more than 23.7 million shares, representing approximately 40% of our total outstanding shares.

      If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).

      In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

ELECTION OF DIRECTORS

Directors Standing for Election

      Our board of directors is divided into three classes: Class A, Class B and Class C. Each director serves for a term ending at the third annual meeting of the stockholders following the annual meeting at which he or she was elected, except that any director appointed by the board of directors serves, subject to election by the stockholders at the next annual meeting after being appointed, for a term ending at the annual meeting of stockholders at which the term of the class to which the director was appointed ends. Each director serves until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

      The board of directors has no reason to believe that the nominees will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for other persons as may be designated by the board of directors.

      Class B Directors. Class B directors are to be elected at the 2003 annual meeting for a term to expire at the 2006 annual meeting of stockholders. The board of directors has nominated the following individuals to stand for election, each of whom currently serves as one of our directors, and proxies representing our common stock will be voted for each of them absent contrary instructions:

Noam Ben-Ozer

Chaim Katzman
Doron Valero

      For additional information regarding the Class B Directors, including a description of their business experience, please see “Management — Executive Officers and Directors” beginning on page 6.

Directors Continuing in Office

      Class A Directors. The terms of the following Class A Directors expire at the annual meeting of stockholders in 2005:

Peter Linneman

Shaiy Pilpel
Patrick L. Flinn

      Class C Directors. The terms of the following Class C Directors expire at the annual meeting of stockholders in 2004:

Robert L. Cooney

Nathan Hetz
Dori Segal

      For additional information regarding the Class A and Class C Directors, including a description of their business experience, please see “Management — Executive Officers and Directors” beginning on page 6.

MANAGEMENT

Executive Officers and Directors

      Our executive officers and directors are as follows:

Name	Age	Position

Chaim Katzman	53	Chairman of the Board and Chief Executive Officer
Doron Valero	46	President, Chief Operating Officer and Director
Howard M. Sipzner	41	Chief Financial Officer and Treasurer
Arthur L. Gallagher	32	General Counsel
Alan Merkur	53	Vice President and Head of Acquisitions
Barbara Miller	52	Vice President and Head of Property Management
Alan J. Marcus	46	Secretary
Noam Ben-Ozer	39	Director
Robert L. Cooney	69	Director
Patrick L. Flinn	61	Director
Nathan Hetz	50	Director
Peter Linneman	52	Director
Shaiy Pilpel	53	Director
Dori Segal	41	Director

      Chaim Katzman has served as the Chairman of our Board and our Chief Executive Officer, and until November 2000, as our President, since our formation in 1992. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the southern United States since 1980. Mr. Katzman purchased the controlling interest of Gazit Inc., a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the Chairman of its Board and Chief Executive Officer since that time, and remains its largest stockholder. Shalamit Katzman, Mr. Katzman’s wife, is the Vice Chairman of the Board of Directors of Gazit, Inc. Mr. Katzman has served as a director of Gazit-Globe (1982), Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and one of our principal, direct and indirect stockholders, since 1994 and as its Chairman since 1998. Mr. Katzman also serves as non-executive Chairman of the Board of First Capital Realty Inc., an Ontario real estate company the common stock of which is listed on the Toronto Stock Exchange and which is one of our principal, indirect stockholders. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is a member of the National Association of Real Estate Investment Trusts, or NAREIT, and the International Council of Shopping Centers, or ICSC.

      Doron Valero has served as our Chief Operating Officer and as a director since 1994, and was elected as our President in November 2000. Prior to joining us, Mr. Valero served as President and Chief Executive Officer of Global Fund Investment, Inc., a real estate investment and management company, from 1990 to 1993. A licensed mortgage broker in Florida, Mr. Valero is a member of NAREIT and ICSC. Mr. Valero received a B.S.E. from Nova University in 1986.

      Howard M. Sipzner has served as our Chief Financial Officer since 1999 and has served as our Treasurer since 2000. Prior to joining us, Mr. Sipzner served as Vice President of Chase Securities, Inc. from 1987 to 1999. Mr. Sipzner is also a director of Young Israel of Sunny Isles, a charitable organization. Mr. Sipzner received a B.A. from Queens College, City University of New York and an M.B.A. from the Harvard Business School.

      Arthur L. Gallagher has served as our General Counsel since March 2003. Prior to joining us, Mr. Gallagher was an associate with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003 and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina — Chapel Hill and a J.D. from Duke University School of Law.

      Alan Merkur has served as our Vice President since 2000 and Head of Acquisitions since 1999. Prior to joining us, Mr. Merkur served as President of Dartmouth Realty Corp. from 1997 to 1999. From 1995 to 1997, he served as Regional Head of the Fort Lauderdale office for a joint venture between Goldman Sachs and J.E. Roberts. Mr. Merkur received a B.A. from City College of New York and a Certificate of Real Estate from New York University.

      Barbara Miller has served as our Vice President and Head of Property Management since September 2000 and has served in various management positions with us since 1994. Prior to joining us, Ms. Miller served as Regional Property Manager of Sofran Group, a real estate developer, from 1988 to 1994.

      Alan J. Marcus has served as our Secretary since 1996. Mr. Marcus is the founding member of Alan J. Marcus, P.A., a law firm specializing in real estate matters, of which he has been a member for more than five years. Mr. Marcus received a B.A., J.D. and an L.L.M. from the University of Miami.

      Noam Ben-Ozer was appointed as a director in 1996. Most recently, Mr. Ben-Ozer co-founded iPhrase Technologies, Inc., a privately-held software company, where he currently serves as a director. From 1994 to 1999, Mr. Ben-Ozer served as a consultant for Bain & Company, a management consulting company. From 1993 to 1994, Mr. Ben-Ozer served as an outside consultant to Lernout & Hauspie Speech Products. Mr. Ben-Ozer is a certified public accountant in Israel, and received an M.B.A. from the Harvard Business School.

      Robert L. Cooney was appointed as a director in November 1997. He currently serves as a partner of Cooney & Co., a private financial consulting firm he founded in February 1997. From 1977 until January 1997, Mr. Cooney was Managing Director, Equity Capital Markets at Credit Suisse First Boston. He currently serves as a director of Edison Control Corporation, a NASDAQ OTC Bulletin Board company, which manufactures and distributes systems of pipes, couplings, hoses and other equipment used in pumping concrete. In the past, Mr. Cooney also served as a director of Hoenig Group Inc., a Nasdaq National Market listed company that provides global securities brokerage, marketing and distribution of proprietary and independent research and other services to institutional investors. Mr. Cooney is a graduate from the College of the Holy Cross and received an M.B.A. from the Harvard Business School.

      Patrick L. Flinn and was elected by our stockholders to our board in February 2003 in connection with our acquisition of IRT Property Company. Prior to the acquisition, Mr. Flinn had been a director of IRT since 1997. Mr. Flinn is currently occupied as a private investor and also serves as a director of Theragencies, Inc. (NYSE:TGX), a company that produces implantable devices for the treatment of cancer. He retired from BankSouth Corporation after serving as its Chairman and Chief Executive Officer from August 1991 to January 1996. Mr. Flinn is also a director of the Georgia State University Foundation, a charitable organization.

      Nathan Hetz was appointed as a director in November 2000. We and several of our stockholders have agreed pursuant to a shareholders agreement, that as long as Alony Hetz Properties & Investments, Ltd., an Israeli corporation that specializes in real estate investments in Great Britain, Canada and the United States, the shares of which are publicly traded on the Tel Aviv Stock Exchange and one of our principal, indirect stockholders, or its affiliates own at least three percent of our common stock, it may designate one nominee for election to our board of directors. Alony Hetz has chosen Mr. Hetz as its nominee pursuant to this agreement. Since November 1990, Mr. Hetz has served as the Chief Executive Officer and a director and is a principal shareholder of Alony Hetz. Adva Osherovitz, Mr. Hetz’ daughter, also serves as a director of Alony Hetz. Mr. Hetz also served until the end of 2000 on the board of United Mizrahi Bank Ltd., one of Israel’s leading banks and currently serves on the board of First Capital Realty Inc., which is a principal, indirect stockholder of ours. Mr. Hetz is also a director of Zikit Properties & Development (1956) Ltd., a real estate company the shares of which are traded on the Tel Aviv Stock Exchange, and has served as a director of various other privately held Israeli companies. Mr. Hetz received a B.A. in accounting from Tel-Aviv University in Israel and is a certified public accountant in Israel.

      Peter Linneman, Ph.D. was appointed as a director in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman has been actively involved in corporate governance, strategy, and operation for over 20 years. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a senior managing director of Equity International Properties, a private equity firm. During the period spanning 1993 to the present, he has served on the board of directors of Rockefeller Center Properties, including serving as its Chairman from 1995 to 1996, Gable Residential Properties, Kranzco Realty Trust, Albert Abela Group, GMFS, Water Systems, Sunbelt Properties and Crosland Group, and is currently serving as a board member of the last three. Dr. Linneman holds both masters and doctorate degrees in economics from the University of Chicago.

      Shaiy Pilpel, Ph.D. has served as one of our directors since 1996. Dr. Pilpel is the President of Patten Model, Ltd., a financial modeling firm. From 1996 to 2001, he headed the trading operations at Wexford Management, an investment firm. From 1995 to 1996, Dr. Pilpel was a managing director of Canadian Imperial Bank of Commerce where he headed the Mortgage Arbitrage and Quantitative Strategies proprietary trading group, and prior thereto, a portfolio manager for Steinhardt Partners. Dr. Pilpel received a B.S. in mathematics and B.A. in philosophy from Tel Aviv University, an M.Sc. in mathematics from the Hebrew University in Jerusalem, a Ph.D. in Statistics from the University of California at Berkeley and an M.B.A. from Columbia University.

      Dori Segal was appointed as a director in November 2000. Mr. Segal has served since October 1998 as President of Gazit-Globe (1982), Ltd., one of our principal, direct and indirect stockholders. Since August 2000, Mr. Segal has served as Chief Executive Officer, President and as Vice Chairman of the Board of First Capital Realty Inc., a principal, indirect stockholder of ours. Mr. Segal has also served as the President of Gazit (1997), Inc., a principal, indirect stockholder of ours, since 2001. From 1995 to 1998, Mr. Segal served as the President of Gazit (Israel) Ltd., a real estate investment company.

Directors’ Compensation

      Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and 2,000 shares of common stock annually on January 1, which shares shall vest according to the following schedule: 1,000 shares on December 31 of the year of the grant and 1,000 shares on December 31 of the following year. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairmen of committees receive a fee of $7,500 and committee members receive a fee of $6,000. Each of these cash fees are payable in January of each year. In addition, each non-employee director will receive a fee of $500 for each board of directors meeting or committee meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. Our officers who are directors are not paid any directors’ fees.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of their outstanding common stock, to file with the Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2002.

Committees and Meetings of the Board of Directors

      During the fiscal year ended December 31, 2002, our board of directors held a total of 25 meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee which they were required to attend.

      We have three standing committees: the executive committee, the audit and review committee and the compensation committee. We do not currently have a nominating committee.

      During the fiscal year ended December 31, 2002, the executive committee was composed of Messrs. Katzman, Valero and Linneman. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee can only act based on a unanimous vote and may only approve acquisitions of property similar to that in our portfolio requiring an initial equity investment of no more than $15.0 million and acquisitions of vacant land with an initial equity investment of no more than $5.0 million in the aggregate. The executive committee met or took action by consent five times during the year ended December 31, 2002.

      During the fiscal year ended December 31, 2002, the audit and review committee was composed of Messrs. Cooney, Ben-Ozer and Pilpel. The members of the audit and review committee are independent, as defined under the New York Stock Exchange listing standards. The audit and review committee’s functions include reviewing and discussing our unaudited financial statements with our management, recommending to the board of directors the engagement of our independent auditors, reviewing with such auditors the plan and results of their audit of our financial statements, determining the independence of such auditors and discussing with management and the independent auditors the quality and adequacy of our internal controls. The audit and review committee met four times during the year ended December 31, 2002.

      During the fiscal year ended December 31, 2002, the compensation committee was composed of Messrs. Linneman, Pilpel and Cooney. The compensation committee’s functions consist of administering our Amended and Restated 2000 Executive Incentive Compensation Plan and our 1995 Stock Option Plan, recommending and approving grants of stock options and restricted securities under the Amended and Restated 2000 Executive Incentive Compensation Plan and recommending, reviewing and approving our salary and fringe benefits policies, including compensation of our executive officers. The compensation committee also continues to administer the IRT 1998 Long-Term Incentive Plan and IRT 1989 Stock Option Plan which we assumed in our acquisition of IRT Property Company. The compensation committee met seven times during the year ended December 31, 2002.

REPORT OF THE AUDIT AND REVIEW COMMITTEE

      The following report of the audit and review committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

      In accordance with its written charter adopted by our board of directors, the audit and review committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit and review committee currently consists of four members, each of whom is “independent” as that term is defined by in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards currently in effect as well as under the proposed New York Stock Exchange rules. A copy of the audit and review committee’s written charter appeared as Appendix A to our proxy statement for our 2001 annual meeting. Our board of directors has continued to assess the adequacy of the audit and review committee’s charter and expects to adopt revisions to it in accordance with new corporate governance standards expected to be adopted by the New York Stock Exchange pursuant to new SEC rules regarding the responsibilities of the audit committees under the Sarbanes-Oxley Act of 2002.

      Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors, Deloitte & Touche, LLP, are responsible for auditing those financial statements. It is the audit and review committee’s responsibility to monitor and review these processes. It is not the audit and review committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit and review committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the audit and review committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Deloitte & Touche included in their report on our financial statements. The audit and review committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit and review committee’s considerations and discussions with management and with Deloitte & Touche do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

      In fulfilling its oversight responsibilities, the audit and review committee reviewed the audited financial statements for fiscal 2002 with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit and review committee reviewed the financial statements for fiscal 2002 with Deloitte & Touche and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit and review committee has received a formal written statement regarding relationships between us and Deloitte & Touche required by Independence Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche their independence from our management and from us. As part of this review, the audit and review committee considered whether the non-audit services provided to us by Deloitte & Touche during 2002 were compatible with maintaining their independence. Upon its review, the audit and review committee has satisfied itself as to Deloitte & Touche’s independence.

      Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit and review committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003. The undersigned members of the audit and review committee have submitted this report to us.

Members of the Audit and Review Committee

Noam Ben-Ozer

Robert Cooney
Patrick L. Flinn
Shaiy Pilpel

REPORT OF THE COMPENSATION COMMITTEE

      The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Policy Regarding Executive Compensation

      Each member of the compensation committee is an independent director as defined by the current and proposed New York Stock Exchange rules. The compensation committee is generally responsible for determining the compensation of our executive officers. The compensation committee’s general philosophy with respect to the compensation of our executive officers is to offer competitive compensation programs designed to:

•	attract and retain key executives critical to our long-term success;

•	reward the executive’s contribution and personal performance; and

•	align the interests of our executives with our stockholders.

Components of Executive Compensation

      The three components of our executive compensation program are base salary, cash bonus and long-term incentive compensation consisting of options and/or grants of restricted stock.

      Base Salary. In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for 2002 was based on the executive’s duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our business plan.

      Bonus. Some of our executive officers received cash bonuses for fiscal 2002 ranging from approximately 35% to 130% of base salary based on the degree of our achievement of our financial and other objectives. Since 2000, the compensation committee has established a bonus deferral plan, whereby each executive officer may elect to receive restricted common stock at a 15% discount to the fair market value of the common stock in lieu of all or some of his or her cash bonus. Restricted common stock granted through the bonus deferral plan will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. If the executive terminates his or her employment with us, the unvested portion of any restricted common stock received under the bonus deferral plan would be forfeited.

      Stock Options and Restricted Stock. The compensation committee believes that stock options and grants of restricted stock are important long-term incentives to our executive officers to remain with us and to improve our long–term financial performance. The Amended and Restated 2000 Executive Incentive Compensation Plan and IRT 1998 Long-Term Incentive Plan enables the compensation committee to designate grants of stock options and restricted stock to executive officers and employees to better align their interests with those of the stockholders. During the year ended December 31, 2002, the compensation committee awarded an aggregate of 266,300 shares of restricted stock to 11 of our employees and options to purchase 509,000 shares of common stock to three employees. In determining grants of stock options and restricted stock, the compensation committee considers a number of factors, including the employee’s position, responsibilities and performance, the number of outstanding stock or options held by the employee and competitive practices of other companies generally.

Our Policy Regarding our Chief Executive Officer’s Compensation

      We base our chief executive officer’s compensation on the same philosophy and policies as for all other executive officers. Our chief executive officer has a compensation program that is generally governed by his employment agreement and combines base salary, cash bonuses and long-term incentive compensation, consisting of grants of options and restricted stock. The compensation committee determines his overall compensation based on the growth of our earnings before interest, taxes and depreciation and amortization, funds from operations per share and earnings per share, as well as other factors in the discretion of the compensation committee. The compensation committee believes that linking a substantial portion of the chief executive officer’s total compensation to our performance will more closely align the interests of the chief executive officer and our stockholders. The overall levels of compensation are influenced to a degree, by the compensation practices of publicly-traded REITs of a comparable size and scope.

      We have entered into a new employment agreement, effective as of January 1, 2002, with our chief executive officer which, among other things, increased the amount of his annual base salary and obligated us to issue him shares of restricted stock and options to purchase common stock, each as described below. We believe that the increase in base salary is appropriate based on a number of factors, including a report prepared for the compensation committee by William M. Mercer, a compensation consulting firm hired by us to review the compensation of our executive officers and directors based on comparisons with peer companies.

Internal Revenue Code Limits on Deductibility of Compensation

      Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The compensation committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation committee believes that the grant of stock options and the issuance of restricted stock to date meet the requirement that such grants and issuances be “performance-based” and are, therefore, exempt from the limitations on deductibility. The compensation committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests.

Compensation Committee Interlocks and Insider Participation

      During 2002, there were no compensation committee interlocks or insider participation.

Members of the Compensation Committee

Robert Cooney

Peter Linneman
Shaiy Pilpel

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following compensation table sets forth, for the fiscal years ended December 31, 2000, 2001 and 2002, the cash and certain other compensation paid or accrued by us to our chief executive officer and the four other mostly highly compensated executive officers whose total 2002 salary and bonus exceeded $100,000, collectively referred to as the “named executive officers”:

		Annual Compensation					Long-Term Compensation

					Other Annual				Securities
					Compensation		Restricted Stock		Underlying
Name and Principal Position	Year	Salary	Bonus		(1)		Awards(2)		Options

Chaim Katzman	2002	$430,000	$931	(3)	$98,483	(3)	$2,012,762	(3)	300,000
Chairman of the Board	2001	$302,965	$52	(4)	$40,089	(4)	$267,261	(4)	—
and Chief Executive	2000	$293,562	$933	(5)	$38,714	(5)	$717,936	(5)	—
Officer
Doron Valero	2002	$340,000	$89	(6)	$71,984	(6)	$1,672,861	(6)	200,000
President and	2001	$227,217	$70,735	(7)	$17,590	(7)	$117,268	(7)	—
Chief Operating Officer	2000	$220,171	$440	(8)	$29,074	(8)	$653,672	(8)	—
Howard Sipzner	2002	$223,545	$856	(9)	$30,759	(9)	$440,613	(9)	—
Chief Financial Officer	2001	$189,091	$42,146	(10)	$17,590	(10)	$358,911	(10)	—
and Treasurer	2000	$175,667	$14,324	(11)	$20,738	(11)	$324,370	(11)	175,000
Alan Merkur	2002	$150,000	$1,127	(12)	$22,963	(12)	$285,470	(12)	—
Vice President and	2001	$150,000	$73,298	(13)	$10,226	(13)	$142,945	(13)	175,000
Director of Acquisitions	2000	$129,792	$90,215	(14)	$9,173	(14)	$80,592	(14)	—
Barbara Miller	2002	$115,000	$40,250		—		$88,770	(15)	—
Vice President and	2001	$100,000	$35,000		—		$49,844	(16)	—
Head of Property	2000	$93,982	$251	(17)	$2,021	(17)	$13,475	(17)	—
Management

(1)	These amounts represent the dollar value of the difference between the price paid by the named executive officer for the common stock pursuant to the bonus deferral plan established by the compensation committee of the board, whereby the named executive officer may elect to receive restricted common stock at a 15% discount to the fair market value of the common stock in lieu of a cash bonus. The aggregate amount of any other perquisite and benefit is less than the lesser of $50,000 or 10% of the named executive officer’s annual salary and bonus and is therefore omitted.

(2)	Represents the dollar value of restricted share awards made and shares of restricted stock received in lieu of cash bonuses in respect of the indicated year calculated by multiplying the average of the high and low price of our common stock on the date of the grant of the award or bonus deferral by the number of shares awarded or received upon bonus deferral. This valuation does not take into account any diminution in value attributable to the restrictions applicable to the common shares. Restricted share awards typically vest over a two to three year period. In the event of a change of control, the compensation committee of our board may accelerate the lapsing of restrictions or the expiration of vesting periods of any award of restricted stock. A change of control is defined under the Amended and Restated 2000 Executive Incentive Compensation Plan as summarized in our definitive Proxy Statement for the Annual Meeting of Stockholders held on May 30, 2003. The number and value of the aggregate unvested restricted share holdings of each named executive officer as of December 31, 2002, based on an average of its high and low stock price of $13.145 per share, were as follows:

	Number of Restricted Unvested	Value at December 31,
Name	Common Shares Outstanding	2002

Chaim Katzman	135,550	$1,781,805
Doron Valero	107,950	$1,419,003
Howard Sipzner	42,600	$559,977
Alan Merkur	10,450	$137,365
Barbara Miller	2,316	$30,444

Distributions are paid on all restricted common stock awards at the same rate as on unrestricted common shares.

(3)	Mr. Katzman elected to defer receipt of $558,069 of his $559,000 bonus by electing to receive 47,200 shares of restricted common stock at a 15% discount to the fair market value on March 4, 2003 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares were issued on April 11, 2003 and will vest in equal installments on March 10, 2004 and 2005. The value of the 15% discount is shown as Other Annual Compensation. Also includes 103,500 shares of restricted stock which were awarded on June 11, 2002 to Mr. Katzman in accordance with the terms of his employment agreement. These shares will vest annually over a 5 year period beginning January 1, 2003.

(4)	Mr. Katzman elected to defer receipt of $227,172 of his $227,224 bonus by electing to receive 19,600 shares of restricted common stock at a 15% discount to the fair market value on March 25, 2002 (90 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. Half the shares vested on March 31, 2003 and the other half will vest on March 31, 2004. The value of the 15% discount is shown as Other Annual Compensation.

(5)	Mr. Katzman elected to defer receipt of $219,238 of his $220,171 bonus by electing to receive 24,900 shares of restricted common stock at a 15% discount to the fair market value on March 26, 2001 (90 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vested on March 31, 2002 and 2003. The value of the 15% discount is shown as Other Annual Compensation. Also includes 45,000 shares of restricted stock which were awarded to Mr. Katzman as additional compensation by the board of directors. These shares vested in equal installments on December 31, 2000, 2001 and 2002.

(6)	Mr. Valero elected to defer receipt of $407,911 of his $408,000 bonus by electing to receive 34,500 shares of restricted common stock at a 15% discount to the fair market value on March 4, 2003 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares were issued on April 11, 2003 and will vest in equal installments on March 10, 2004 and 2005. The value of the 15% discount is shown as Other Annual Compensation. Also includes 90,000 shares of restricted stock which were awarded to Mr. Valero in accordance with the terms of his employment agreement on June 11, 2002. These shares will vest annually over a 5 year period beginning January 1, 2003.

(7)	Mr. Valero elected to defer receipt of $99,678 of his $170,413 bonus by electing to receive 8,600 shares of restricted common stock at a 15% discount to the fair market value on March 25, 2002 (90 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. Half the shares vested on March 31, 2003 and the other half will vest on March 31, 2004. The value of the 15% discount is shown as Other Annual Compensation.

(8)	Mr. Valero elected to defer receipt of $164,689 of his $165,129 bonus by electing to receive 18,700 shares of restricted common stock at a 15% discount to the fair market value on March 26, 2001 (90 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vested in equal installments on March 31, 2002 and 2003. The value of the 15% discount is shown as Other Annual Compensation. Also includes 45,000 shares of restricted stock which were awarded to Mr. Valero as additional compensation by the board of directors on January 1, 2000. These shares vested in equal installments on December 31, 2000 and 2001.

(9)	Mr. Sipzner elected to defer receipt of $174,303 of his $175,159 bonus by electing to receive 15,600 shares of restricted common stock at a 15% discount to the fair market value on December 31, 2002 (average of high and low trading price) in accordance with the terms of his employment agreement. These shares were issued on April 11, 2003 and will vest in equal installments on March 10, 2004 and 2005. The value of the 15% discount is shown as Other Annual Compensation. Also includes 18,000 shares of restricted stock which were awarded on March 5, 2003 to Mr. Sipzner as a long-term compensation award for 2002. These shares will vest in equal installments on March 3, 2004 and 2005.

(10)	Mr. Sipzner elected to defer receipt of $99,672 of his $141,818 bonus by electing to receive 8,600 shares of restricted common stock at a 15% discount to the fair market value on December 31, 2001 (average of high and low trading price) in accordance with the terms of his employment agreement. Half the shares vested on March 31, 2003 and the other half will vest on March 31, 2004. The value of the 15% discount is shown as Other Annual Compensation. Also includes 18,000 shares of restricted stock which were awarded on March 28, 2002 to Mr. Sipzner as a long-term compensation award for 2001. Half these shares vested on March 27, 2003 and the other half will vest on March 27, 2004.

(11)	Mr. Sipzner elected to defer receipt of $117,426 of his $131,750 bonus by electing to receive 14,000 shares of restricted common stock at a 15% discount to the fair market value on December 29, 2000 (average of high and low trading price) in accordance with the terms of his employment agreement. These shares vested in equal installments on March 31, 2002 and 2003. The value of the 15% discount is shown as Other Annual Compensation. Also includes 18,000 shares of restricted stock which were awarded on March 15, 2001 to Mr. Sipzner as a long-term compensation award for 2000. These shares vested in equal installments on March 14, 2002 and 2003.

(12)	Mr. Merkur elected to defer receipt of $130,123 of his $131,250 bonus by electing to receive 11,500 shares of common stock at a 15% discount to the fair market value on March 4, 2003 (90 days average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares were issued on April 11, 2003 and will vest in equal installments on March 10, 2004 and 2005. The value of the 15% discount is shown as Other Annual Compensation. Also includes 10,500 shares of restricted stock which were awarded on March 11, 2003 to Mr. Merkur as additional compensation by the board of directors. These shares will vest in equal installments over a 3 year period beginning March 10, 2004.

(13)	Mr. Merkur elected to defer receipt of $57,952 of his $131,250 bonus by electing to receive 5,000 shares of common stock at a 15% discount to the fair market value on March 25, 2002 (90 days average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. Half the shares vested on March 31, 2003 and the other half will vest on March 31, 2004. The value of the 15% discount is shown as Other Annual Compensation. Also includes 7,500 shares of restricted stock which were awarded on January 1, 2001 to Mr. Merkur as additional compensation by the board of directors. These shares will vest in equal installments over a 3 year period beginning December 31, 2001.

(14)	Mr. Merkur elected to defer receipt of $51,973 of his $117,188 bonus by electing to receive 5,900 shares of restricted common stock at a 15% discount to the fair market value on March 26, 2001 (90 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vested in equal installments on March 31, 2002 and 2003. The value of the 15% discount is shown as Other Annual Compensation. Also includes 2,000 shares of restricted stock which were awarded to Mr. Merkur as additional compensation by the board of directors on July 1, 2000. These shares vested on December 31, 2000 and 2001. Mr. Merkur received an additional $25,000 cash bonus in lieu of exercising certain options to purchase common stock.

(15)	Represents 6,000 shares of restricted stock common stock which were awarded on March 11, 2003 to Ms. Miller as additional compensation by the compensation committee of the board. These shares will vest in equal installments over a 3 year period beginning March 10, 2004.

(16)	Reflects 5,000 shares of restricted stock which were awarded on January 1, 2001 to Ms. Miller as additional compensation. These shares vested in equal installments on December 31, 2001, 2002 and 2003.

(17)	Ms. Miller elected to defer receipt of $11,416 of her $11,667 bonus by electing to receive 1,300 shares of restricted common stock at a 15% discount to the fair market value on March 24, 2001 (90 day average closing price) in accordance with the bonus deferred plan established by the compensation committee of the board. These shares vested in equal installments on March 31, 2002 and 2003. The value of the 15% discount is shown in other Annual Compensation.

Option Grants in Fiscal 2002

      The following table sets forth each grant of stock options during the fiscal year ended December 31, 2002 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

Individual Grants
Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options	Exercise or		of Stock Price Appreciation
	Underlying	Granted to	Base Price		for Option Term (1)
	Options	Employees in	(per	Expiration
Name	Granted	Fiscal Year	share)	Date	5%	10%

Chaim Katzman	300,000	59%	$13.25	7/25/12	$2,499,856	$6,335,126
Doron Valero	200,000	39%	$13.25	7/25/12	$1,666,571	$4,223,418
Howard Sipzner	—	—	—	—	—	—
Alan Merkur	—	—	—	—	—	—
Barbara Miller	—	—	—	—	—	—

(1)	Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise. Therefore, there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Value Table

      The following table sets forth certain information concerning the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2002 and unexercised stock options held by the named executive officers as of December 31, 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options Held as of		Money Options as of
	Shares		December 31, 2002		December 31, 2002(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Chaim Katzman	—	—	170,000	130,000	—	—
Doron Valero	15,000	$24,975	123,000	92,000	$11,550	—
Howard Sipzner	87,500	$350,875	43,750	43,750	$141,969	$141,969
Alan Merkur	43,750	$176,750	—	131,250	—	$412,781
Barbara Miller	15,000	$60,600	—	—	—	—

(1)	In accordance with SEC rules, value realized is the difference between the exercise price per share and the fair market value on the exercise date per share multiplied by the number of shares acquired upon the exercise of options.

(2)	Value of unexercised in-the-money options is the sum of the value of each option granted, calculated on a grant by grant basis. The value of each option is equal to of the product of the number of shares that could be acquired upon the exercise of unexercised options as of the end of 2002 multiplied by the difference between the exercise price for the grant and the year-end market price, of $13.145 per share, excluding grants for which the difference is equal to or less than zero.

Employment Contracts

      We have entered into employment agreements with Chaim Katzman, our chairman of the board and chief executive officer, and Doron Valero, our president and chief operating officer, each of which expires on December 31, 2006. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

      Pursuant to his employment agreement, Mr. Katzman received an initial base salary of $430,000 which base salary is increased annually by the greater of six percent or the consumer price index for the year immediately preceding each anniversary of the agreement. His employment agreement provides that he may receive a bonus upon the achievement of performance-based targets as determined by our board of directors, with the potential to receive a bonus up to 130% of his base salary. Mr. Katzman’s employment agreement also provides that he is to receive options to purchase 850,000 shares of our common stock, of which 300,000 were granted upon the execution of his employment agreement and on January 1, 2003 and 250,000 are to be granted on January 1, 2004. Options to purchase 170,000 shares of our common stock will vest on the last day of each year, until all of his options have vested. Finally, his employment agreement provides that he is to receive 103,500 shares of our restricted stock to vest in five equal installments on January 1, 2003, 2004, 2005, 2006 and December 31, 2006. In the event that Mr. Katzman’s employment is terminated by us “without cause,” or in the event that he resigns or is terminated for any reason within one year after a “change of control,” each as defined in his employment agreement, Mr. Katzman will receive a cash payment equal to 2.99 times the sum of his then-current base salary and the bonus payment received by him for the most recently completed fiscal year, any options that have not previously been granted in accordance with the terms of his employment agreement will be granted, all options and shares of our restricted stock will vest immediately and he will be granted a “put” option to tender all of his shares of our stock and stock options to us at a specified price.

      Pursuant to his employment agreement, Mr. Valero received an initial base salary of $340,000 which base salary is increased annually by the greater of six percent or the consumer price index for the year immediately preceding each anniversary of the agreement. His employment agreement provides that he may receive a bonus upon the achievement of performance-based targets as determined by our board of directors, with the potential to receive a bonus up to 120% of his base salary. Mr. Valero’s employment agreement also provides that he is to receive options to purchase 540,000 shares of our common stock, of which 200,000 were granted upon the execution of his employment agreement and on January 1, 2003 and 140,000 are to be granted on January 1, 2004. Options to purchase 108,000 shares of our common stock will vest on the last day of each year, until all of his options have vested. Finally, his employment agreement provides that he is to receive 90,000 shares of our restricted stock to vest in five equal installments on January 1, 2003, 2004, 2005, 2006 and December 31, 2006. In the event that Mr. Valero’s employment is terminated “without cause” prior to, or one year after, a “change of control,” each as defined in his employment agreement, Mr. Valero will receive a cash payment equal to 1.55 times the sum of his then-current base salary and the bonus payment received by him for the most recently completed fiscal year, any options that have not previously been granted in accordance with the terms of his employment agreement will be granted and all options and shares of our restricted stock will vest immediately. In the event that Mr. Valero resigns or is terminated for any reason within one year after a change of control he will receive the same severance package except that he will receive a cash payment of 2.99 times his base salary.

      Effective September 1, 1999, we entered into an employment agreement with Howard Sipzner, our chief financial officer and treasurer, which expires on August 31, 2003. Mr. Sipzner’s employment agreement is automatically renewable for successive one-year terms unless either party gives written notice of the intent not to renew prior to a certain date established in the agreement. Pursuant to his employment agreement, Mr. Sipzner initially received an annual base salary of $170,000 which, by the terms of the agreement, was increased to $187,000 after one year from the effective date of the agreement. This annual base salary increases annually by the rate of increase of the consumer price index for the prior year and may be otherwise increased from time to time by our board. In 2002, the board raised Mr. Sipzner’s salary to $233,545 per year. His employment agreement provides that he shall receive a cash bonus and a restricted common stock bonus based upon our performance relative to that of a peer group of real estate investment trusts. In the event that Mr. Sipzner’s employment is terminated by us “without cause,” as defined in his employment agreement, Mr. Sipzner will receive his base salary for 180 days from the date of his termination; his incentive compensation calculated through the end of the 180-day period, a lump sum payment equal to the greater of (a) the prior year’s base salary plus his incentive compensation, or (b) one-half of his remaining base salary plus his incentive compensation through the end of the initial term of the agreement, and all stock options and shares of restricted stock granted to him will vest immediately. In the event that a “change of control,” as defined in his employment agreement, occurs during the term of Mr. Sipzner’s employment and Mr. Sipzner is terminated by us without cause one year after the change of control, he will receive the same severance package except that the lump sum payment he will receive will be equal to the greater of (a) the prior year’s base salary plus his incentive compensation, or (b) his entire remaining base salary plus his incentive compensation for the preceding fiscal year.

Employee Benefit Plans

      1995 Stock Option Plan. Our board of directors adopted, and our stockholders approved, a 1995 Stock Option Plan. Although we have exhausted the number of shares available for issuance under this plan and therefore cannot grant any additional awards thereunder, options to purchase 269,500 shares were outstanding as of March 31, 2003.

      The plan requires that the exercise price for stock options granted under the plan be determined by the compensation committee at the time of grant. The exercise price may be paid in cash or, at the discretion of the committee, in outstanding shares of common stock, or by any combination of both.

      If a merger, reorganization or other event occurs that affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants in the plan, the committee is authorized to adjust the outstanding options, including adjustments to exercise prices of options and other affected terms of options. The committee is also authorized to adjust performance conditions and other terms of options in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

      Amended and Restated 2000 Executive Incentive Compensation Plan. Our board of directors adopted our Amended and Restated 2000 Executive Incentive Compensation Plan in April 2000, our shareholders approved the adoption of the plan in June 2000 and approved an amendment to the plan in May 2002. We have reserved 2,500,000 shares of common stock for issuance under the plan, of which options to purchase 1,185,331 shares were outstanding as of March 20, 2003. In addition, we have issued 600,200 shares of restricted stock under the plan as of that date. There remain 714,469 shares of common stock available for issuance under the plan. Under the plan, officers, employees, members of the board of directors and independent contractors are eligible to receive awards. The types of awards that may be made under the plan are grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, other property. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year is limited to $2,000,000 per person, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period is $5,000,000 per person.

      The compensation committee of our board of directors administers the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

      The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. Unless otherwise determined by the committee, the fair market value of our common stock is the closing sales price per share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The exercise price may be paid in cash or by other means, including a cashless exercise method as determined by the compensation committee.

      The plan includes an automatic grant program for our non-employee directors. Under the plan, non-employee directors are automatically granted 2,000 shares of restricted stock upon their initial election to the board of directors and 2,000 shares of restricted stock each year on January 1. Each award will vest in two equal installments of 1,000 shares of common stock on the first and second December 31 after the date on which the shares of restricted stock were granted.

      Our board of directors may amend or terminate our plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The plan will continue in effect indefinitely unless the board decides to terminate the plan earlier, or until such time as there are no shares of our common stock that remain available for issuance under the plan.

      The IRT 1998 Long Term Incentive Plan. Upon the completion of our acquisition of IRT Property Company by statutory merger on February 12, 2003, we assumed IRT’s 1998 Long Term Incentive Plan. Taking into account the exchange ratio in the merger of 0.9 shares of our common stock for each share of common stock of IRT, there are 1,462,500 shares of our common stock reserved for issuance under the plan, of which options to purchase 282,165 shares of our common stock were outstanding as of March 31, 2003. In addition, 305,284 shares of restricted stock have been issued under the plan as of that date. There remain 312,876 shares of our common stock available for issuance under the plan. No more than 20% of the shares of our common stock may be granted in the form of restricted stock awards or in unrestricted stock awards pursuant to this plan, provided that any grant of restricted stock in excess of 10% of our common stock must vest over a period of three years.

      The types of awards that may be made under the plan are grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, other property. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. The maximum number of shares of our common stock with respect to one or more options or SARs that could be granted during any calendar year under this plan to one participant is 500,000. The maximum fair market value of any awards other than options and SARs that could be received by a participant during any calendar year under the plan is $2,000,000.

      The compensation committee of our board of directors will continue to administer the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

      IRT 1989 Stock Option Plan. Upon the completion of our acquisition of IRT, we also assumed IRT’s 1989 Stock Option Plan. This plan has terminated in accordance with its terms and, therefore, no remaining shares are available for grant. However, there remain options to purchase 128,160 shares of our common stock as of February 21, 2003 that were previously issued under this plan.

      Options granted under the plan were either incentive stock options or nonqualified stock options. Incentive stock options were granted only to persons who were employees of IRT, including members of IRT’s board of directors who were also employees of IRT. Nonqualified stock options were granted to officers, directors and employees of IRT.

      The plan will be administered by our compensation committee. Options that have been granted under the plan are exercisable no later than 10 years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant.

PERFORMANCE GRAPH

      The following graph compares the cumulative total return of our common stock with the Russell 2000 Index, the NAREIT All Equity Index and SNL Shopping Center REITs, a index of approximately 20 publicly-traded REITS that primarily own and operating shopping centers, each as provided by SNL Securities L.C., between May 14, 1998, the date of the initial public offering of our common stock, and December 31, 2002. The SNL Shopping Center REIT index is compiled by SNL Securities L.C. and includes our common stock and securities of many of our competitors. The graph assumes that $100 was invested on May 14, 1998 in our common stock, the Russell 2000 Index, the NAREIT All Equity REIT Index and SNL Shopping Center REITs, and that all dividends were reinvested. The lines represent semi-annual index levels derived from compounded daily returns. The indices are re-weighted daily, using the market capitalization on the previous tracking day. If the semi-annual interval is not a trading day, the preceding trading day is used.

Total Return Performance

	05/14/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Equity One, Inc.	100.00	91.33	116.57	123.16	187.59	196.99
Russell 2000	100.00	89.38	108.38	105.11	107.72	85.66
NAREIT All Equity REIT Index	100.00	85.98	82.00	103.63	118.06	123.06
SNL Shopping Center REITs	100.00	97.38	86.05	103.44	132.97	153.69

OUR INDEPENDENT AUDITORS

      Deloitte & Touche, LLP was our independent public accountants for the fiscal year ending December 31, 2002 and has been appointed by our board of directors as our independent public accountants for the for fiscal year ending December 31, 2003. The members of our board of directors and the audit and review committee considered carefully Deloitte & Touche’s performance for us since Deloitte & Touche was originally retained in 1995 and their qualifications as independent auditors for us. This included a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. As discussed above, the review also included matters required to be considered under U.S. Securities and Exchange Commission rules on Auditor Independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants. Our board of directors and the audit and review committee, in their discretion may change the appointment at any time during the year if they determine that such change would be in our best interest and the best interest of our shareholders.

      Representatives of Deloitte & Touche will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning our financial affairs.

      Deloitte & Touche has advised us that neither the firm nor any of its partners has any direct or material interest in us or our except as auditors and as our, and our subsidiaries, independent certified public accountants.

FEES PAID TO OUR INDEPENDENT AUDITORS

      The rules of the Securities and Exchange Commission require us to disclose fees billed by our independent auditors for services rendered to us for the fiscal year ended December 31, 2002.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2001 and 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for these fiscal years were approximately $174,400 and $203,100.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche LLP did not render professional services to us for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 and 2002.

Tax Fees

      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance for the fiscal years ended December 31, 2001 and 2002 were $75,425 and $90,575.

All Other Fees

      The aggregate fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above under “Audit Fees,” “Financial Information Systems Design and Implementation Fees” and “Tax Fees,” for the fiscal years ended December 31, 2001 and 2002 were $471,575 and $498,052. Of these, audit related services incurred for registration statements were $141,700 and $131,600 for 2001 and 2002. Non-audit related services of $329,875 and $376,452 were incurred for tax research and transactions analysis related to the acquisitions of Centrefund Realty (U.S.) Corporation and United Investors Realty Trust for 2001 and IRT Property Company for 2002.

CERTAIN TRANSACTIONS

January 2002 Private Placement

      On January 18, 2002, we completed a private placement of 688,000 shares of our common stock to a limited number of accredited investors. In connection with the private placement, we sold an aggregate of 344,000 shares of our common stock at a price of $12.80 per share to unaffiliated investors and 344,000 shares of our common stock at price of $13.05 per share to three of our principal stockholders, AH Investments US, L.P., Silver Maple (2001), Inc. and M.G.N. (USA), Inc. These stockholders bought 70,000, 150,000 and 124,000 shares from us in the private placement.

February 2002 Land Purchases

      On February 25, 2002, we exercised options to purchase all of the outstanding shares of common stock of two companies owned by several of our affiliates, including Chaim Katzman, the chairman of our board and chief executive officer, and Doron Valero, our president and chief operating officer.

      The sole asset of the first of these companies is an 8.5 acre parcel of land located at the southeast corner of S.W. 147th Avenue and Coral Way in Miami, Florida. In connection with the exercise of our option, we paid an exercise price of $2,000,000. Because of the affiliated nature of this transaction, our board received an independent appraisal of the parcel equal to $3,100,000 prior to authorizing us to exercise our option. Messrs. Katzman and Valero received $84,240 and $55,580 upon our payment of the exercise price as a result of their ownership of the company.

      The sole asset of the second company was a 6.2 acre property, which is adjacent to our Bird Ludlam shopping center in Miami, Florida. In connection with the exercise of our option, we paid an exercise price of $1,000,000. Messrs. Katzman and Valero received $42,120 and $27,790 upon our payment of the exercise price as a result of their ownership of the company. Subsequent to our purchase of this company, on February 26, 2002, we sold the property to a third party for $400,000 in cash and an 8% interest-only note in the amount of $1,425,000 due on February 26, 2003.

March 2002 Public Offering

      On March 27, 2002, we completed an underwritten public offering of 3,450,000 shares of our common stock at $13.25 per share. The offering included 450,000 shares issued upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments. The offering’s lead manager was Legg Mason Wood Walker, Incorporated and the co-managers were McDonald Investments Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

      In connection with the public offering, the underwriters reserved 500,000 shares of common stock for sale at the public offering price to three of our principal stockholders, Gazit (1995), Inc., Silver Maple (2001), Inc. and AH Investments US, L.P. These stockholders bought 200,000, 125,000 and 175,000 shares in the offering.

February 2003 Private Placement

      On February 12, 2003, in connection with our acquisition of IRT Property Company, we completed a private placement of 6,911,000 shares of our common stock at a price of $13.50 per share to the following affiliated investors: Silver Maple (2001), Inc. which purchased an aggregate of 1,036,650 shares of our common stock, MGN America, Inc. which purchase an aggregate of 4,284,820 shares of our common stock and AH Investments US, LP which purchased an aggregate of 1,589,530 shares of our common stock. We used the proceeds of this private placement to fund the costs of the merger, including a portion of the cash consideration paid to the IRT shareholders.

Loans to Executives

      As a result of certain provisions of the Sarbanes-Oxley Act of 2002, we are generally prohibited from making loans to directors and executive officers. Prior to the adoption of Sarbanes-Oxley, we made loans to the following executive officers which are still outstanding:

      On June 30, 1995, Chaim Katzman, the chairman of our board and chief executive officer, executed a promissory note to us in the principal amount of $297,000 in connection with his exercise of options to purchase of 36,000 shares of our common stock. The note bears interest at a rate of 6.35% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $297,000. In addition, on September 30, 2001, Mr. Katzman executed a promissory note to us in the principal amount of $2,879,840 in connection with his exercise of options to purchase 287,984 shares of our common stock. The note bears interest at a rate of 5% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $2,879,840. The outstanding balance of each of these notes is due on December 31, 2006.

      On June 30, 1995, Doron Valero, our president and chief operating officer, executed a promissory note to us in the principal amount of $247,500 in connection with his exercise of options to purchase of 30,000 shares of our common stock. The note was paid in full in April 2003. In addition, on September 30, 2001, Mr. Valero executed a promissory note to us in the principal amount of $2,153,470 in connection with his exercise of options to purchase 215,347 shares of our common stock. The note bears interest at a rate of 5% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $2,153,470. The outstanding balance of this note is due on December 31, 2006.

      On March 15, 2002, Howard M. Sipzner, our chief financial officer, executed a promissory note to us in the principal amount of $866,250 in connection with his exercise of options to purchase 87,500 shares of our common stock. The note bears interest at a rate of 5% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $866,250. The outstanding balance of the note is due on March 30, 2007.

      On June 15, 2002, Alan Merkur, our vice president and head of acquisitions, executed a promissory note to us in the principal amount of $437,500 in connection with his exercise of options to purchase 43,750 shares of our common stock. The note bears interest at a rate of 5% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $437,500. The outstanding balance of the note is due on June 30, 2007.

      On June 15, 2002, Barbara Miller, our vice president and head of property management, executed a promissory note to us in the principal amount of $150,000 in connection with her exercise of options purchase 15,000 shares of our common stock. The note bears interest at a rate of 5% per annum. The aggregate amount of indebtedness outstanding under the note as of March 31, 2003 was $150,000. The outstanding balance of the note is due on June 30, 2007.

      In accordance with the provisions of the Sarbanes-Oxley Act of 2002, there have been no material modifications to any of the terms of the loans granted to our executives.

Other Transactions

      We paid legal fees in the approximate amount of $155,899, $176,000 and $339,632 during the years ended December 31, 2000, 2001 and 2002 to the Law Office of Alan J. Marcus, our corporate secretary during those years.

STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at our 2004 annual meeting of the stockholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, or SEC, promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by December 30, 2003 for inclusion in our proxy statement and form of proxy relating to such meeting.

      Rule 14a-4 of the SEC’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of stockholders or the date specified by an overriding advance notice provision in the company’s bylaws. Our bylaws require at least 60 days, but not more than 90 days advance notice of business to be brought before an annual meeting of stockholders. Accordingly, for our 2003 annual meeting of the stockholders, a stockholder must submit such written notice to the corporate secretary on or before March 1, 2004.

ANNUAL MEETING OF STOCKHOLDERS OF

EQUITY ONE, INC.

May 30, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

The Board of Directors of the Company recommends a vote “FOR ALL” with respect to Item 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of the following directors to hold office until the 2006 annual meeting of stockholders of the Company:

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (See instructions below)

O Noam Ben-Ozer
O Chaim Katzman
O Doron Valero

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1.

     The undersigned hereby acknowledges receipt of (i) the notice of annual meeting and (ii) the proxy statement.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

Signature of Stockholder _____________________ Date: __________

Signature of Stockholder _____________________ Date: __________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

EQUITY ONE, INC.

1696 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

THIS PROXY IS SOLICITED ON BEHALF OF EQUITY ONE’S BOARD OF DIRECTORS

The undersigned holder of common stock of Equity One, Inc., a Maryland corporation (the “Company”), hereby appoints Chaim Katzman and Howard M. Sipzner, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of the Company that the undersigned is entitled to vote at the Company’s annual meeting of stockholders, to be held on May 30, 2003, at 10:00 a.m., local time, at the Sheraton Bal Harbour, 9701 Collins Avenue, Bal Harbour, Florida 33154, and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)